Exhibit 10.1

Worldwide Headquarters 243 Daniel Webster Highway Merrimack, NH 03054

Phone:   +1 603.883.5200

Fax:   +1 603.595.6993

www.gtat.com

December 16, 2013

K. Raja S. Bal

22 Hathaway Road

Lexington, MA  02420

Dear Raja,

Congratulations!  GT Advanced Technologies is pleased to confirm our offer of employment to you.  Upon acceptance of this offer, we look forward to your joining us on Monday, January 06, 2014  as Vice President, Corporate Controller & CAO.  You will be located at the Merrimack, NH office, reporting to Rick Gaynor, VP & Chief Financial Officer.

You will receive a bi-weekly amount of $8,846.15 ($230,000 when annualized).

In addition, a sign-on-bonus of $50,000 payable after, one year from the date of hire, with continuous employment for GT Advanced Technologies.

You shall be eligible to participate in the GT Advanced Technologies Management Incentive Program (MIP)  at a target bonus in the amount of 40% of your base salary at 100% of plan objectives, prorated for partial year participation.  You will be provided with a copy of the CY 2014 plan.

Upon hire, you will receive an equity grant consisting of 45,000 restricted stock units, subject to all terms, restrictions, limitations and terminations set forth in the RSU Agreement, to be furnished by the Company.  The restricted stock units shall vest over three years.   Vesting is contingent upon continued employment with GTAT.

Subject to the approval of the Compensation Committee of the Board of Directors, upon hire, you will be provided with Change in Control protection, with specific information dealing with your participation in the GT Advanced Technologies equity program.

You will also be eligible to participate in the following benefits: Medical, Dental, Vision, Life and AD&D, Short Term and Long Term Disability, Flexible Spending Accounts, and the GT Advanced Technologies 401(k) Retirement Savings Plan. You will be eligible to receive paid time off annually in the amount of 3 weeks for purposes of vacation and 6 sick days.  The company also maintains 11 paid holidays annually.  Vacation time is an accrued benefit.  Details of these plans can be found on the benefit summary that is enclosed.

In accordance with our policy, this offer is contingent upon successfully completing pre-employment background and drug screening. Background checks may include criminal and credit history, verification of education and employment with your previous employers, as well as a five panel drug screen. Enclosed are forms for your reference.

A copy of the GT Advanced Technologies Proprietary Rights and Confidentiality Agreement is enclosed for your review and signature prior to employment.

As a condition of employment, you are required to show proof of citizenship, permanent residence in the U.S., or authorization to work in the U.S. within three business days of your date of hire. Employment at GT Advanced Technologies is at will. This letter provides a summary of the proposed key terms of your employment with the company; however none of the terms of this letter are  binding on either party.

This offer is valid for three working days from time of receipt.  After you have carefully read this letter and the GT Advanced Technologies Incorporated Proprietary Rights and Confidentiality Agreement, please sign a copy of each and return to the Human Resources department in the enclosed FedEx envelope along with the background check authorization form.  Please retain one copy of each document for your files.

Raja, we are very pleased that you are joining the GT Advanced Technologies team.  We feel confident that you can make a significant contribution to the success of our company and we look forward to working with you in the near future.

Sincerely,

/s/Susan Sulesky
Susan Sulesky
Human Resources Generalist

Agreed and acknowledged:

K. Raja S. Bal
Name (Print)

/s/K. Raja S. Bal	12/20/2013
Signature	Date

01/13/2014
Start Date